                                                                     EXHIBIT 3.8




                           SECOND AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                              INERGY PARTNERS, LLC

                                 (JULY 31, 2001)

                                Table of Contents

                                                                            Page
                                                                            ----
ARTICLE I  DEFINITIONS....................................................    2
   1.1  Definitions Generally.............................................    2
   1.2  Terms Defined Herein..............................................    2
   1.3  Other Definitional Provisions.....................................    6

ARTICLE II  BUSINESS PURPOSES AND OFFICES.................................    6
   2.1  Name; Business Purpose............................................    6
   2.2  Powers............................................................    7
   2.3  Principal Office..................................................    7
   2.4  Registered Office and Registered Agent............................    7
   2.5  Amendment of the Certificate......................................    7
   2.6  Liability of Members..............................................    7
   2.7  Authority; Investment Intent; Restriction Against Transfer........    7

ARTICLE III  CAPITAL CONTRIBUTIONS AND LOANS..............................    8
   3.1  Capital Accounts and Percentage Interests.........................    8
   3.2  Additional Capital Calls..........................................    8
   3.3  Percentage Interest Adjustments...................................    8
   3.4  Capital Account Adjustments and Revaluation.......................    9
   3.5  Capital Accounts..................................................   10
   3.6  Capital Withdrawal Rights, Interest and Priority..................   11
   3.7  Loans.............................................................   11

ARTICLE IV  ALLOCATIONS AND DISTRIBUTIONS.................................   11
   4.1  Distributions to Pay Taxes........................................   11
   4.2  [Not Used]........................................................   11
   4.3  Additional Cash Distributions.....................................   11
   4.4  Liquidation Distributions.........................................   11
   4.5  Profits, Losses and Distributive Shares of Tax Items..............   12
   4.6  Allocation of Operating Income, Income, Loss and Credits..........   12
   4.7  Special Rules Regarding Allocations...............................   13
   4.8  Withholding of Distributions......................................   15
   4.9  No Priority.......................................................   16
   4.10  Tax Withholding..................................................   16
   4.11  Reserves.........................................................   16

ARTICLE V  MANAGEMENT.....................................................   16
   5.1  Management........................................................   16
   5.2  Voting............................................................   16
   5.3  Officers..........................................................   16
   5.4  Meetings of the Voting Members....................................   16
   5.5  Notice of Meeting.................................................   17
   5.6  Waiver of Notice..................................................   17

                                Table of Contents
                                   (continued)

                                                                            Page
                                                                            ----
   5.7  Action Without a Meeting..........................................   17
   5.8  Non-Voting Members................................................   17
   5.9  Definitions.......................................................   17
   5.10  Limitation of Liability..........................................   18
   5.11  Right to Indemnification.........................................   18
   5.12  Enforcement of Indemnification...................................   19
   5.13  Advancement of Expenses..........................................   19
   5.14  Non-Exclusivity..................................................   19
   5.15  Insurance........................................................   20
   5.16  Amendment and Vesting of Rights..................................   20
   5.17  Severability.....................................................   20
   5.18  Contracts with Members or their Affiliates.......................   20
   5.19  Other Business Ventures..........................................   20

ARTICLE VI  ACCOUNTING AND BANK ACCOUNTS..................................   21
   6.1  Fiscal Year.......................................................   21
   6.2  Books and Records.................................................   21
   6.3  Tax Information...................................................   21
   6.4  Tax Returns and Elections; Tax Matters Partner....................   21
   6.5  Section 754 Election..............................................   22
   6.6  Bank Accounts.....................................................   22

ARTICLE VII  TRANSFERS OF INTERESTS.......................................   22
   7.1  General Transfer Restrictions.....................................   22
   7.2  First Offer Right.................................................   22
   7.3  Exempt Transfers..................................................   24
   7.4  Third Party Offer to Purchase.....................................   24
   7.5  Third Party Offer to Acquire the Entire Company...................   24
   7.6  [Not Used]........................................................   24
   7.7  Substitute Members................................................   25
   7.8  Effect of Admission as a Substitute Member........................   25
   7.9  Additional Members................................................   25
   7.10  Applicability....................................................   25
   7.11  Termination of Employment........................................   26
   7.12  Valuation of Interests...........................................   26
   7.13  Buy-Back Provisions..............................................   26
   7.14  Payment upon Buy-Back............................................   26
   7.15  Resignation......................................................   26
   7.16  Miscellaneous Provisions Regarding Article VII...................   26

ARTICLE VIII  DISSOLUTION AND TERMINATION.................................   28
   8.1  Events Causing Dissolution........................................   28
   8.2  Effect of Dissolution.............................................   28

                                Table of Contents
                                   (continued)

                                                                            Page
                                                                            ----
   8.3  Application of Proceeds...........................................   29
   8.4  Continuing Obligations............................................   29

ARTICLE IX  MISCELLANEOUS.................................................   29
   9.1  Title to Assets...................................................   29
   9.2  Nature of Interest in the Company.................................   29
   9.3  Notices...........................................................   29
   9.4  Waiver of Default.................................................   29
   9.5  No Third Party Rights.............................................   30
   9.6  Entire Agreement..................................................   30
   9.7  Amendments to this Agreement......................................   30
   9.8  Severability......................................................   30
   9.9  Binding Agreement.................................................   30
   9.10  Headings.........................................................   30
   9.11  Counterparts.....................................................   30
   9.12  Governing Law....................................................   31
   9.13  Remedies.........................................................   31

EXHIBIT A         Members Capital Accounts and Percentage Interests
SCHEDULE A        Not Used
SCHEDULE B        Valuation Formula

                           SECOND AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                              INERGY PARTNERS, LLC

     THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") is entered into as of July 31, 2001, among the present members of Inergy Partners, LLC, a Delaware limited liability company (the "Company").

                                    RECITALS

     A. The Company was originally organized as a limited liability company under the Delaware Limited Liability Company Act on November 8, 1996, and its original name was "Mid-Atlantic Energy, LLC."

     B. The Limited Liability Company Agreement for the Company was amended and restated on September 30, 1998 and 10 amendments thereto have since been entered into, with Amendment No. 10 being entered into on May 2, 2001.

     C. As a result of such amendments, a number of members were admitted to the Company as holders of common and preferred interests.

     D. On the date hereof, a limited partnership organized by the Company has effected a public offering of limited partnership interests and certain other transactions have occurred pursuant to a Contribution, Conveyance and Assignment Agreement among various parties, including the Company, of even date herewith.

     E. In addition, the Company, Inergy Holdings, LLC and certain holders of Class A Preferred Interest of the Company have entered into separate agreements pursuant to which, among other things, such holders of Class A Preferred Interests have either (1) exchanged such interests for interests in the aforementioned public limited partnership and therefore are no longer Members of the Company or (2) exchanged their Class A Preferred Interests for common interests in the Company.

     F. As a result of the aforementioned agreements and actions, the Company no longer has outstanding any Class A Preferred Interests and all Members of the Company hold common interests in the Company and such Members have agreed to this Second Amended and Restated Limited Liability Company Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree to amend and restate the Initial LLC Agreement in its entirety as follows:

                                   ARTICLE I.

                                   DEFINITIONS

     1.1 Definitions Generally. Unless defined specifically herein, terms relating to a limited liability company shall have the meanings given to them in the Delaware Limited Liability Company Act.

     1.2 Terms Defined Herein. As used herein, the following terms shall have the following meanings, unless the context otherwise specifies:

     "Act" means the Delaware Limited Liability Company Act, as amended from time to time.

     "Additional Capital Call" has the meaning set forth in Section 3.2 hereof.

     "Additional Distributions" has the meaning set forth in Section 4.3 hereof.

     "Adjusted Capital Account Deficit" means, with respect to each Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) increased for any amounts such Member is unconditionally obligated to restore and the amount of such Member's share of Company Minimum Gain and Member Minimum Gain after taking into account any changes during such year; and (ii) reduced by the items described in Treasury Regulations (S)1.704-1(b)(2)(ii)(d)(4), (5) and
(6).

     "Affiliate" means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control," when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agreement" means this Second Amended and Restated Limited Liability Company Agreement of Inergy Partners, LLC, as amended from time to time.

     "Bankruptcy", with respect to any Person, means the entry of an order for relief against such Person under the Federal Bankruptcy Code or the insolvency of such Person under any state insolvency act.

     "Bradley Members" are those members designated as such on Exhibit A hereto and their successors and permitted assigns.

     "Business Day" shall mean any day other than a Saturday or Sunday or a day on which banking institutions in Kansas City, Missouri are authorized or obligated to close.

     "Capital Account" means the separate account established and maintained by the Company for each Member pursuant to Section 3.5 hereof.

     "Certificate" means the Certificate of Formation of the Company filed with the Secretary of State of Delaware, as amended from time to time.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of future laws.

     "Company" means Inergy Partners, LLC, a Delaware limited liability company.

     "Company Minimum Gain" shall have the same meaning as the term "partnership minimum gain" set forth in Treasury Regulation (S)1.704-2(d)(1). Company Minimum Gain shall be determined, first, by computing for each Nonrecourse Debt any gain that the Company would realize if the Company disposed of the property subject to that liability for no consideration other than full satisfaction of such liability and, then, aggregating the separately computed gains. For purposes of computing gain, the Company shall use the basis of such property that is used for purposes of determining the amount of the Capital Accounts under Section 3.5 hereof. In any taxable year in which a Revaluation occurs, the net increase or decrease in Company Minimum Gain for such taxable year shall be determined by:
(1) calculating the net decrease or increase in Company Minimum Gain using the current year's book value and the prior year's amount of Company Minimum Gain, and (2) adding back any decrease in Company Minimum Gain arising solely from the Revaluation.

     "Contributing Member" has the meaning set forth in Section 3.3 hereof.

     "Credits" means all tax credits allowed by the Code with respect to activities of the Company or the Property.

     "Distributions" means any distributions by the Company to the Members of Liquidation Proceeds, Tax Distributions or Additional Distributions.

     "EBITDA" means the net income of the Operating Company before provision for income taxes determined in accordance with GAAP plus the amount included in such net income for interest, depreciation and amortization of intangible items.

     "Employee Member " means an individual or entity designated as such on Exhibit A hereto, and their successors and permitted assigns.

     "Exempt Transfer" has the meaning set forth in Section 7.3 hereof.

     "Fair Value" of an asset means its fair market value.

     "GAAP" means generally accepted accounting principles.

     "Holdings" means Inergy Holdings, LLC, a Delaware limited liability company.

     "Illiquid Assets" has the meaning set forth in Section 3.4 hereof.

     "Income" and "Loss" mean, respectively, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a), except that for this purpose (i) all items of income, gain, deduction or loss required to be separately stated by Code Section 703(a)(1) shall be included in taxable income or loss; (ii) tax exempt income shall be added to taxable income or loss; (iii) any expenditures described in Code Section 705(a)(2)(B) (or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation (S)1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss shall be subtracted; and
(iv) taxable income or loss shall be adjusted to reflect any item of income or loss specially allocated in Article IV hereof and the Company's taxable income shall be reduced or its loss increased by the amount of Operating Income allocated pursuant to Section 4.6(a)(ii)(A) hereof.

     "Inergy Propane" means Inergy Propane, LLC, a Delaware limited liability company.

     "Initial Contributions" means either the initial or the restated value of the capital contributed by the Members for their Interests.

     "Interest" means all of a Member's rights and interests in the Company in such Member's capacity as a Member, all as provided in the Act, the Certificate and this Agreement, including, without limitation, the Member's interest in the capital, income, gain, deductions, basis, and credits of the Company. All Interest in the Company is common interest.

     "Liquidation Proceeds" means all Property at the time of liquidation of the Company and all proceeds thereof.

     "Member" means each Person executing this Agreement, including a Substitute Member, if any.

     "Member Minimum Gain" shall have the same meaning as the term "partner nonrecourse debt minimum gain" as set forth in Treasury Regulation
(S)1.704-2(i)(3). With respect to each Member Nonrecourse Debt, Member Minimum Gain shall be determined by computing for each Member Nonrecourse Debt any gain that the Company would realize if the Company disposed of the property subject to that liability for no consideration other than full satisfaction of such liability. For purposes of computing gain, the Company shall use the basis of such property that is used for purposes of determining the amount of the Capital Accounts under Section 3.5 hereof. In any taxable year in which a Revaluation occurs, the net increase or decrease in Member Minimum Gain for such taxable year shall be determined by: (1) calculating the net decrease or increase in Member Minimum Gain using the current year's book value and the prior year's amount of Member Minimum Gain, and (2) adding back any decrease in Member Minimum Gain arising solely from the Revaluation.

     "Member Nonrecourse Debt" shall have the same meaning as the term "partner nonrecourse debt" set forth in Treasury Regulation (S)1.704-2(b)(4).

     "Member Nonrecourse Deductions" shall have the same meaning as the term "partner nonrecourse deductions" set forth in Treasury Regulation
(S)1.704-2(i)(2). Generally, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a fiscal year equals the net increase during the year in the amount of the Member Minimum Gain (determined in accordance with Treasury Regulation (S)1.704-2(i)) reduced (but not below zero) by the aggregate distributions made during the year of proceeds of Member Nonrecourse Debt and allocable to the increase in Member Minimum Gain determined according to the provisions of Treasury Regulation (S)1.704-2(i).

     "Non-Contributing Member" has the meaning set forth in Section 3.3 hereof.

     "Non-Exempt Transfer" means any Transfer that is not an exempt transfer under Section 7.3 hereof.

     "Nonrecourse Debt" means a Company liability with respect to which no Member bears the economic risk of loss as determined under Treasury Regulations
(S)(S)1.752-1(a)(2) and 1.752-2.

     "Nonrecourse Deductions" shall have the same meaning as the term "nonrecourse deductions" set forth in Treasury Regulation (S)1.704-2(c). Generally, the amount of Nonrecourse Deductions for a fiscal year equals the net increase in the amount of Company Minimum Gain (determined in accordance with Treasury Regulation (S)1.704-2(d)) during such year reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Nonrecourse Debt that are allocable to the increase in Company Minimum Gain, determined according to the provisions of Treasury Regulation (S)1.704-2(c) and (h).

     "Non-Voting Member" is a Member who is not entitled to vote in any matter requiring a vote under the terms of this Agreement.

     "Operating Companies" means Inergy Propane and such other entities in which the Company may from time to time acquire and own, directly or indirectly, voting control.

     "Operating Income" means Income, unless otherwise designated by a Voting Member Majority.

     "Percentage Interest" means a Member's percentage as set forth on Schedule A attached hereto, as adjusted from time to time pursuant to this Agreement.

     "Person" means any individual, partnership, limited liability company, corporation, association, cooperative, estate, trust, custodian, nominee or any other individual or entity in its own or any representative capacity.

     "Property" means all properties and assets, including intellectual property, contract rights and other intangible assets, that the Company may own or otherwise have an interest in from time to time.

     "Representative" has the meaning set forth in Section 5.1 hereof.

     "Reserves" means amounts set aside from time to time by the Members pursuant to Section 4.10 hereof.

     "Revaluation" shall mean the occurrence of any event described in clause
(x), (y) or (z) of Section 3.5(b) hereof in which the book basis of Property is adjusted to its Fair Value.

     "Substitute Member" has the meaning set forth in Section 7.7 hereof.

     "Tax Distribution" has the meaning set forth in Section 4.1 hereof.

     "Tax Matters Partner" means the Member designated pursuant to Section 6.4 hereof to represent the Company in matters before the Internal Revenue Service.

     "Transfer" means (i) when used as a verb, to give, sell, exchange, assign, transfer, lease, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and (ii) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise.

     "Transferee" has the meaning set forth in Section 7.1 hereof.

     "Transferor" has the meaning set forth in Section 7.2 hereof.

     "Treasury Regulations" means the regulations promulgated by the Treasury Department with respect to the Code, as such regulations are amended from time to time, or the corresponding provisions of future regulations.

     "Voting Member" is a Member who is entitled to vote in all matters requiring a vote under the terms of this Agreement.

     "Voting Member Majority" means those Voting Members holding a majority of the Percentage Interests held by all Voting Members.

     1.3 Other Definitional Provisions.

          (a) As used in this Agreement, accounting terms not defined in this Agreement, and accounting terms partly defined to the extent not defined, shall have the respective meanings given to them under GAAP.

          (b) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

          (c) Words of the masculine gender shall be deemed to include the feminine or neuter genders, and vice versa, where applicable. Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.

                                   ARTICLE II

                          BUSINESS PURPOSES AND OFFICES

     2.1 Name; Business Purpose.

          (a) The name of the Company shall be as stated in the Certificate. The name of the Company may be changed from time to time by the Voting Member Majority.

          (b) The purpose of the Company is to:

               (i) invest in and act as the Non-Managing General Partner of Inergy, L.P., a Delaware limited partnership;

               (ii) invest in and be the sole owner of common units of New Inergy Propane, LLC, a Delaware limited liability company;

               (iii) invest, directly or indirectly through other entities in Inergy Propane, to do any and all things necessary or incidental thereto; and

               (iv) to engage in such other business as the Voting Member Majority deems in the best interests of the Company.

     2.2 Powers. The Company may carry on any lawful business, purpose or activity permitted by the Act and shall possess and may exercise all the powers granted by the Act, any other law, or this Agreement, together with any powers incidental thereto, as far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

     2.3 Principal Office. The principal office of the Company shall be located at 1101 Walnut, Suite 1500, Kansas City, Missouri 64106, or at such other place(s) as the Voting Member Majority may determine from time to time.

     2.4 Registered Office and Registered Agent. The location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be as stated in the Certificate. The registered office and registered agent of the Company in the State of Delaware may be changed, from time to time, by the Voting Member Majority.

     2.5 Amendment of the Certificate. The Company shall amend the Certificate at such time or times and in such manner as may be approved by the Voting Member Majority or as required by the Act or this Agreement.

     2.6 Liability of Members. No Member, Representative or officer, solely by reason of being a Member, Representative or officer, shall be liable, under a judgment, decree or order of a court, or in any other manner, for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of the other Members or any other Representative or officer of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing liability on the Members, Representatives or officers for liabilities of the Company.

     2.7 Authority; Investment Intent; Restriction Against Transfer. Each Member warrants to the Company and to the other Members that: (a) the Member is duly organized, validly existing and in good standing under the laws of its state of organization, if applicable, and that the Member has the requisite power and authority to execute this Agreement and to perform its obligations hereunder;
(b) the Member is acquiring an Interest for such Member's own account as an investment and without any intent to distribute such Interest or any portion thereof or interest therein; and (c) the Member acknowledges that the Interests have not been registered under the Securities Act of 1933 or any state securities laws, and such Member's Interest may not be resold or transferred except as provided in Article VII hereof and except pursuant to a registration statement under or an exemption from the registration provisions of the federal and applicable state securities laws.

                                  ARTICLE III

                         CAPITAL CONTRIBUTIONS AND LOANS

     3.1 Capital Accounts and Percentage Interests. The Capital Account and the Percentage Interest, as the case may be, of each Member shall be as set forth opposite such Member's name on Exhibit A attached hereto.

     3.2 Additional Capital Calls. The Members recognize that the Company may require from time to time capital in order to accomplish the purpose and business of the Company. Accordingly, additional cash capital contributions ("Additional Capital Calls") may be called for from time to time by the Voting Member Majority. Within ten Business Days after the date such Additional Capital Call is declared by the Voting Member Majority, each Member shall be entitled to contribute, in cash, to the capital of the Company an amount (the "Additional Contribution") equal to such Member's Percentage Interest at the time of the Additional Capital Call multiplied by the aggregate additional capital contributions. No Member shall be obligated to make any Additional Contributions to the Company and, accordingly, no Member shall be liable for damage to the Company or any other Member as a result of the failure of such Member to make any such Additional Contributions. The remedies set forth in Section 3.3 below shall be the sole remedies for any such failure.

     3.3 Percentage Interest Adjustments.

          (a) If the Capital Accounts of the Members are adjusted pursuant to
     Section 3.5(b), then, after such adjustments are made, the Percentage Interests of the Members will be correspondingly adjusted as follows:

               (i) Effective as of ten Business Days after the last date a capital contribution under Section 3.2 above may be made, the Percentage Interests of the Members shall be automatically adjusted to take account of such failure of such Member to make such capital contribution. The Percentage Interest of each Member shall be the respective percentage obtained by dividing the total balance in such Member's Capital Account as of such date by the total balance in all Members' Capital Accounts as of such date. Any payment by a Contributing Member of all or a portion of a Non-Contributing Member's contribution pursuant to Section 3.3(a)(ii) below shall result in a comparable adjustment in the Percentage Interests of the Members. The sum of the Percentage Interests of the Members, as adjusted in accordance with this Section 3.3(a)(i), shall equal 100%.

               (ii) If any Member fails for any reason to make in a timely manner any part or all of an Additional Contribution called for under
          Section 3.2 (the "Unpaid Additional Contribution"), such Member shall be deemed a "Non-Contributing Member" and the Company shall promptly give written notice of the failure to contribute to all Members. Each of the Members contributing their pro-rata share of an Additional Contribution (the "Contributing Members") shall have the right, but not the obligation, for a period of 10 days after notice of such failure to contribute by a Non-Contributing Member is given, to contribute to the Company an amount equal to (A) the amount of each Non-Contributing Member's Unpaid Additional Contribution multiplied by a fraction the numerator of which is the Contributing Member's Percentage Interest at the time of the Additional Capital Call and the denominator of which is the sum of the Percentage Interests of all Contributing Members who desire to contribute to the Company such Contributing Members' pro-rata share of the Non-Contributing Member's Unpaid Additional Contribution or (B) such greater amount of the Non-Contributing Member's Unpaid Additional Contribution as shall be agreed upon by all of such Contributing Members. Upon the payment by the Contributing Members of all or a portion of the Non-Contributing Member's Unpaid Additional Contribution, the Percentage Interests of the Members shall be adjusted as provided in Section 3.3(a)(i) above.

          (b) The Company shall not dissolve as a result of any failure by a Member to make a capital contribution under Section 3.2 above, unless the Voting Member Majority following such a failure elects to dissolve the Company.

     3.4 Capital Account Adjustments and Revaluation. If a Member fails for any reason to make a capital contribution under Section 3.2 above within ten Business Days after the last date such capital contribution may be made (the "Default Date"), then the Capital Accounts of the Members will be adjusted pursuant to Section 3.5(b) hereof. For purposes of adjustments made pursuant to this Section 3.4, the Fair Value of the Company's assets shall be determined as follows:

          (a) Cash, deposit accounts, United States securities with a maturity of 90 days or less or other cash equivalents shall be valued at the principal or par amounts with accrued interest thereon, if any, through the Default Date.

          (b) All securities and commodities which are traded on a generally recognized exchange shall be valued at the closing price, or if applicable the average of the bid and ask price, on the Default Date.

          (c) All assets of the Company which are not described in subparagraphs
     (i) or (ii) above and which would be current assets of the Company under the accrual method of accounting shall be valued in an amount equal to their book value determined in accordance with generally accepted accounting principles consistently applied as if the Company applied the accrual method of accounting.

          (d) Except as to the value of the Company's interests in the Operating Companies, all assets not described in the preceding subparagraphs (i) through (iii) (the "Illiquid Assets") shall be valued in an amount equal to the Fair Value of such Illiquid Assets as determined by a Voting Member Majority.

          (e) The Company's interests in the Operating Companies shall be valued using the methods described in (i) through (iv) above for the valuation of assets held by the Operating Companies (based on the entire equity interests of the Operating Companies) multiplied by the Company's percentage interests in the equity of the Operating Companies at the time of such valuation.

     3.5 Capital Accounts.

     (a) A separate Capital Account shall be maintained for each Member. Each Member's Capital Account shall be (i) increased by (a) the amount of money contributed by such Member, (b) the Fair Value of property contributed by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752), (c) allocations to such Member, pursuant to Article IV hereof, of Company income and gain (or items thereof), and (d) to the extent not already netted out under clause (ii)(b) below, the amount of any Company liabilities assumed by the Member or which are secured by any property distributed to such Member; and (ii) decreased by (a) the amount of money distributed to such Member, (b) the Fair Value of property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752), (c) allocations to such Member, pursuant to Article IV hereof, of Company loss and deductions (or items thereof), and (d) to the extent not already netted out under clause (i)(b) above, the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

     In the event any Interest is transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the transferred interest, and the Capital Account of each Transferee shall be increased and decreased in the manner set forth above.

     (b) In the event of (x) an additional capital contribution by a Member that results in a shift in Percentage Interests, (y) the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) or a distribution of property as consideration for an Interest or (z) the liquidation of the Company within the meaning of Treasury Regulation
(S)1.704-1(b)(2)(ii)(g), the book basis of the Property shall be adjusted to Fair Value and the Capital Accounts of the Members shall be adjusted simultaneously to reflect the aggregate net adjustment to book basis as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment.

     (c) In the event that Property is subject to Code Section 704(c) or is revalued on the books of the Company in accordance with paragraph (b) above pursuant to Treasury Regulation (S)1.704-1(b)(2)(iv)(f), the Members' Capital Accounts shall be adjusted in accordance with Treasury Regulation
(S)1.704-1(b)(2)(iv)(g) for allocations to the Members of depreciation, amortization and gain or loss, as computed for book purposes (and not tax purposes) with respect to such Property.

     (d) The foregoing provisions of this Section 3.5 and the other provisions of this Agreement relating to the maintenance of the Capital Accounts are intended to comply with Treasury Regulations (S)(S)1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Members determine that it is prudent or advisable to modify the manner in which the Capital Accounts, or any increases or decreases therein, are computed in order to comply with such Treasury Regulations, the Members may cause such modification to be made, provided such modification is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company.

     3.6 Capital Withdrawal Rights, Interest and Priority. Except as expressly provided in this Agreement, no Member shall be entitled to withdraw or reduce such Member's Capital Account or to receive any Distributions. No Member shall be entitled to demand or receive any Distributions in any form other than in cash. No Member shall be entitled to receive or be credited with any interest on the balance in such Member's Capital Account at any time. Except as may be otherwise expressly provided herein, no Member shall have any priority over any other Member as to the return of the balance in such Member's Capital Account.

     3.7 Loans. Any Member may advance funds as a loan to the Company in such amounts, at such times and on such terms and conditions as may be approved by the Voting Member Majority. Loans by a Member to the Company shall not be considered as contributions to the capital of the Company.

                                   ARTICLE IV

                          ALLOCATIONS AND DISTRIBUTIONS

     4.1 Distributions to Pay Taxes. With respect to any tax year in which the Company shall report taxable income, the Company shall distribute to the Members, based upon their respective Percentage Interests at the time of such distribution, an aggregate amount equal to the Company's taxable income, plus or minus other items of income, gain, loss or deduction passing through to the Members, times the sum of the effective applicable Federal income tax rate and the higher of North Carolina or Missouri state income tax rates and assuming that each Member is an individual paying Federal and state income tax at the highest marginal income tax rates with respect to the applicable type of income (a "Tax Distribution"). All Tax Distributions shall be made at a time sufficient to enable the Members to pay any required estimated tax payments.

     4.2 [Not Used]

     4.3 Additional Cash Distributions. The Company shall make, from time to time, such distributions as shall be determined by the Voting Member Majority (an "Additional Distribution"). Such Additional Distributions shall be distributed to the Members in accordance with their respective Percentage Interests, as adjusted.

     4.4 Liquidation Distributions. Liquidation Proceeds shall be distributed in the following order of priority:

          (a) First, to the payment of debts and liabilities of the Company (including to Members to the extent otherwise permitted by law) and the expenses of liquidation.

          (b) Next, to the setting up of such reserves as the Person required or authorized by law to wind up the Company's affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves shall be paid over by such Person to an independent escrow agent, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided.

          (c) Next, to the Members in proportion to and to the extent of their respective positive Capital Account balances after taking into account the allocation of all Operating Income, Income or Loss pursuant to this Agreement for the fiscal year(s) in which the Company is liquidated.

          (d) Next, to the Members in accordance with their respective Percentage Interests, as adjusted.

     4.5 Profits, Losses and Distributive Shares of Tax Items. The Company's net income or net loss, as the case may be, for each fiscal year of the Company or part thereof, as determined in accordance with such method of accounting as may be adopted for the Company pursuant to Article VI hereof, shall be allocated to the Members for both financial accounting and income tax purposes as set forth in this Article IV, except as otherwise provided for herein or unless decided otherwise by the Voting Member Majority.

     4.6 Allocation of Operating Income, Income, Loss and Credits.

     (a) Operating Income, Income or Loss and Credits shall be allocated among the Members as follows:

          (i) Loss shall be allocated among the Members in the following order of priority:

               (A) First to the Members in proportion to and to the extent of their respective positive Capital Account balances; then

               (B) To the Members in accordance with their respective Percentage Interests, as adjusted.

          (ii) Operating Income, Income and Credits shall be allocated among the Members in the following order of priority:

               (A) Income shall be allocated to the Members, on a pro rata basis in accordance with the amounts previously allocated to such Members under Section 4.6(a)(i)(B) hereof, until the cumulative amount of Income allocated pursuant to this subparagraph (B) equals the cumulative amount of Losses allocated to the Members pursuant to
          Section 4.6(a)(i)(B) hereof; then

               (B) Income shall be allocated to the Members, on a pro rata basis in accordance with the amounts previously allocated to such Members under Section 4.6(a)(i)(A) hereof, until the cumulative amount of Income allocated pursuant to this subparagraph (D) equals the cumulative amount of Losses allocated to the Members pursuant to
          Section 4.6(a)(i)(A) hereof; then

               (C) Income and Credits shall be allocated to the Members in accordance with their respective Percentage Interests, as adjusted.

          To the extent there is any adjustment in the respective Percentage Interests of the Members, Operating Income, Income, Loss and Credits shall be allocated among the pre-adjustment and post-adjustment periods as provided in Section 4.7(k) below.

     4.7 Special Rules Regarding Allocations. Notwithstanding the foregoing provisions of this Article IV, the following special rules shall apply in allocating the net income or net loss of the Company:

          (a) Section 704(c) and Revaluation Allocations. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated between the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Value at the time of contribution. In the event of a Revaluation, subsequent allocations of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Value immediately after the adjustment in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Members in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.7(a) are solely for income tax purposes and shall not affect, or in any way be taken into account in computing, for book purposes, each Member's Capital Account, or share of income or loss, pursuant to any provision of this Agreement.

          (b) Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during a Company taxable year, each Member shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) in an amount equal to that Member's share of the net decrease in Company Minimum Gain during such year (hereinafter referred to as the "Minimum Gain Chargeback Requirement"). A Member's share of the net decrease in Company Minimum Gain is the amount of the total decrease multiplied by the Member's percentage share of the Company Minimum Gain at the end of the immediately preceding taxable year. A Member is not subject to the Minimum Gain Chargeback Requirement to the extent: (1) the Member's share of the net decrease in Company Minimum Gain is caused by a guarantee, refinancing or other change in the debt instrument causing it to become partially or wholly recourse debt or a Member Nonrecourse Debt, and the Member bears the economic risk of loss for the newly guaranteed, refinanced or otherwise changed liability; (2) the Member contributes capital to the Company that is used to repay the Nonrecourse Debt and the Member's share of the net decrease in Company Minimum Gain results from the repayment; or (3) the Minimum Gain Chargeback Requirement would cause a distortion and the Commissioner of the Internal Revenue Service waives such requirement.

          A Member's share of Company Minimum Gain shall be computed in accordance with Treasury Regulation (S)1.704-2(g) and as of the end of any Company taxable year shall equal: (1) the sum of the Nonrecourse Deductions allocated to that Member up to that time and the distributions made to that Member up to that time of proceeds of a Nonrecourse Debt allocable to an increase of Company Minimum Gain, minus (2) the sum of that Member's aggregate share of net decrease in Company Minimum Gain plus that Member's aggregate share of decreases resulting from revaluations of Property subject to Nonrecourse Debts. In addition, a Member's share of Company Minimum Gain shall be adjusted for the conversion of recourse and Member Nonrecourse Debts into Nonrecourse Debts in accordance with Treasury Regulation (S)1.704-2(g)(3). In computing the above, amounts allocated or distributed to the Member's predecessor in interest shall be taken into account.

          (c) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV other than Section 4.7(b) above, if there is a net decrease in Member Minimum Gain during a Company taxable year, each Member who has a share of the Member Minimum Gain (determined under Treasury Regulations (S)1.704-2(i)(5) as of the beginning of the year) shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) equal to that Member's share of the net decrease in Member Minimum Gain. In accordance with Treasury Regulations
     (S)1.704-2(i)(4), a Member is not subject to this Member Minimum Gain Chargeback requirement to the extent the net decrease in Member Minimum Gain arises because the liability ceases to be Member Nonrecourse Debt due to a conversion, refinancing or other change in the debt instrument that causes it to be partially or wholly a Nonrecourse Debt. The amount that would otherwise be subject to the Member Minimum Gain Chargeback requirement is added to the Member's share of Company Minimum Gain.

          (d) Qualified Income Offset. In the event a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation (S)1.704.1(b)(2)(ii)(d)(4), (5) or (6), that causes or increases such Member's Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation under this Section 4.7(d) shall be made if and only to the extent such Member would have an Adjusted Capital Account Deficit after all other allocations under this Article IV have been made.

          (e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Members in proportion to their Percentage Interests, as adjusted.

          (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions shall be allocated to the Member that bears the risk of loss with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation (S)1.704-2(i).

          (g) Curative Allocations. Any special allocations of items of income, gain, deduction or loss pursuant to Sections 4.7(b), (c), (d), (e) and (f) hereof shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article IV, so that the net amount of any items so allocated and all other items allocated to each Member pursuant to this Article IV shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article IV if such adjustments, allocations or distributions had not occurred. In addition, allocations pursuant to this
     Section 4.7(g) with respect to Nonrecourse Deductions in Section 4.7(e) above and Member Nonrecourse Deductions in Section 4.7(f) above shall be deferred to the extent the Members reasonably determine that such allocations are likely to be offset by subsequent allocations of Company Minimum Gain or Member Minimum Gain, respectively.

          (h) Loss Allocation Limitation. Notwithstanding the other provisions of this Article IV, unless otherwise agreed to by the Voting Member Majority, no Member shall be allocated Loss in any taxable year that would cause or increase an Adjusted Capital Account Deficit as of the end of such taxable year.

          (i) Share of Nonrecourse Liabilities. Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Treasury Regulation
     (S)1.752-3(a)(3), each Member's interest in Company profits is equal to such Member's respective Percentage Interest, as adjusted.

          (j) Compliance with Treasury Regulations. The foregoing provisions of this Section 4.7 are intended to comply with Treasury Regulation
     (S)(S)1.704-1(b), 1.704-2 and 1.752-1 through 1.752-5, and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event it is determined by the Voting Member Majority that it is prudent or advisable to amend this Agreement in order to comply with such

     Treasury Regulations, the Voting Member Majority is empowered to so amend or modify this Agreement, notwithstanding any other provision of this Agreement.

          (k) General Allocation Provisions. For purposes of determining the Operating Income, Income, Loss or any other items for any period, Operating Income, Income, Loss or any such other items shall be determined on a daily basis, using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

     4.8 Withholding of Distributions. Notwithstanding any other provision of this Agreement, a Voting Member Majority (or any Person required or authorized by law to wind up the Company's affairs) may suspend, reduce or otherwise restrict Distributions of Liquidation Proceeds or Additional Distributions for such time as a Voting Member Majority deems appropriate.

     4.9 No Priority. Except as may be otherwise expressly provided herein, no Member shall have priority over the other Members as to Company income, gain, loss, credits and deductions or distributions.

     4.10 Tax Withholding. Notwithstanding any other provision of this Agreement, the Voting Member Majority is authorized to take any action that they determine to be necessary or appropriate to cause the Company to comply with any withholding requirements established under any federal, state or local tax law, including, without limitation, withholding on any Distribution to any Member. For the purposes of this Article IV, any amount withheld on any Distribution and paid over to the appropriate governmental body shall be treated as if such amount had in fact been distributed to the Member.

     4.11 Reserves. The Voting Member Majority shall have the right to establish, maintain and expend Reserves to provide for working capital, for future maintenance, repair or replacement of the Property, for debt service, for future investments and for such other purposes as the Voting Member Majority may deem necessary or advisable.

                                   ARTICLE V

                                   MANAGEMENT

     5.1 Management. The business and affairs of the Company shall be managed by the Voting Member Majority. A Voting Member shall act through one or more persons (a "Representative") as it shall designate by notice to the other Voting Members.

     5.2 Voting. All Members, other than Employee Members and the Bradley Members, shall be Voting Members to the extent of their Interests. All Employee Members and the Bradley Members shall have no right to vote with respect to their Interest. The Voting Members shall be entitled to vote on all matters requiring a vote under the terms of this Agreement. Each Voting Member shall vote according to their respective Percentage Interests in the Company. Upon the Transfer of an Interest pursuant to the terms of this Agreement, each Interest shall retain any and all voting rights associated therewith.

     5.3 Officers. The Voting Members may delegate their powers and authority under this Agreement in whole or in part to one or more officers of the Company as the Voting Member Majority deems appropriate, which officer shall have such power and authority as the Voting Member Majority deems appropriate.

     5.4 Meetings of the Voting Members. Meetings of the Voting Members shall not be required to be held at any regular frequency, but, instead, shall be held upon the call of any Voting Member holding more than 20% in Percentage Interest, acting through one or more of its Representatives. All meetings of the Voting Members shall be held at the principal office of the Company or at such other place, either within or without the State of Delaware, as shall be designated by the person calling the meeting and stated in the notice of the meeting or in a duly executed waiver of notice thereof. Representatives may participate in a meeting of the Voting Members by means of conference telephone or video equipment or similar communications equipment whereby all Representatives participating in the meeting can hear each other, and participation in a meeting in this manner shall constitute presence in person at the meeting.

     5.5 Notice of Meeting. Notice of each meeting of the Voting Members, stating the place, day and hour of the meeting, shall be given by the Voting Member calling the meeting to the other Voting Members at least three Business Days before the day on which the meeting is to be held. "Notice" and "call" with respect to such meetings shall be deemed to be synonymous.

     5.6 Waiver of Notice. Whenever any notice is required to be given to any Voting Member under the provisions of this Agreement, a waiver thereof in writing signed by such Member, acting through one or more of its Representatives, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a Representative at any meeting of the Voting Members shall constitute a waiver of notice of such meeting by the Voting Member he/she represents except where a Representative attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

     5.7 Action Without a Meeting. Any action that is required to or may be taken at a meeting of the Voting Members may be taken without a meeting if consents in writing, setting forth the action so taken, are signed by one or more of the Representatives of the Voting Member Majority. Such consents shall have the same force and effect as a unanimous vote at a meeting duly held.

     5.8 Non-Voting Members. Non-Voting Members shall have no right to notice of or to attend any meeting of the Voting Members.

     5.9 Definitions. For purposes of Sections 5.9 through 5.17 hereof, inclusive, references to:

          (a) The "Company" shall include, in addition to the resulting or surviving limited liability company, any constituent limited liability company (including any constituent of a constituent) absorbed in a consolidation or merger so that any Person who is or was a manager or officer of such constituent limited liability company, or is or was serving at the request of such constituent limited liability company as a director, officer or in any other comparable position of any Other Enterprise shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving limited liability company as such Person would if such Person had served the resulting or surviving limited liability company in the same capacity;

          (b) "Other Enterprises" or "Other Enterprise" shall include, without limitation, any other limited liability company, corporation, partnership, joint venture, trust or employee benefit plan, in which a Person is serving at the request of the Company;

          (c) "fines" shall include any excise taxes assessed against a person with respect to an employee benefit plan;

          (d) "defense" shall include investigations of any threatened, pending or completed action, suit or proceeding as well as appeals thereof and shall also include any defensive assertion of a cross-claim or counterclaim;

          (e) "serving at the request of the Company" shall include any service as a director, officer, Representative or in any other comparable position that imposes duties on, or involves services by, a Person with respect to any Other Enterprise; and a Person who acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the interest of any Other Enterprise shall be deemed to have acted "in the best interest of the Company" as referred to in this Article V; and "Officer" shall include any "Authorized Person" who is authorized to act on behalf of the Company pursuant to the terms hereof, whether or not such person has been designated an officer of the Company; and

          (f) "officer" shall include an "authorized person" who is authorized to act on behalf of the Company pursuant to the terms hereof, whether or not such person has been designated an officer of the Company.

     5.10 Limitation of Liability. No Person shall be liable to the Company or its Members for any loss, damage, liability or expense suffered by the Company or its Members on account of any action taken or omitted to be taken by such Person as an officer of the Company or as a Representative or by such Person while serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, if such Person discharges such Person's duties in good faith, and in a manner such Person reasonably believes to be in or not opposed to the best interests of the Company. The liability of an officer or Representative hereunder shall be limited only for those actions taken or omitted to be taken by such Person in the discharge of such Person's obligations in connection with the management of the business and affairs of the Company or any Other Enterprise. The foregoing limitation of liability shall apply to all officers and to all Persons who serve as a Representative at any time.

     5.11 Right to Indemnification. The Company shall indemnify each Person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate (regardless of whether such action, suit or proceeding is by or in the right of the Company or by third parties) by reason of the fact that such Person is or was a Voting Member of the Company, an officer of the Company, a Representative or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, against all liabilities and expenses, including, without limitation, judgments, amounts paid in settlement, attorneys' fees, ERISA excise taxes or penalties, fines and other expenses, actually and reasonably incurred by such Person in connection with such action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding); provided, however, that the Company shall not be required to indemnify or advance expenses to any Person on account of such Person's conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; provided, further, that the Company shall not be required to indemnify or advance expenses to any Person in connection with an action, suit or proceeding initiated by such Person unless the initiation of such action, suit or proceeding was authorized in advance by the Voting Members; provided, however, that an officer or Representative shall be indemnified hereunder only for those actions taken or omitted to be taken by such Person in the discharge of such Person's obligations in connection with the management of the business and affairs of the Company or any Other Enterprise. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or under a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such Person's conduct was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. The foregoing right to indemnification shall apply to all Persons serving as officers and to all Persons who serve as a Representative at any time or who serve at any time at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise. Nothing herein prevents any Member from indemnifying its representatives or officers under such Member's organizational documents or other agreements. If any Person is entitled to indemnification both from the Company and from a Member, then indemnification would come first from the Company and thereafter from the Member.

     5.12 Enforcement of Indemnification. In the event the Company refuses to indemnify any Person who may be entitled to be indemnified or to have expenses advanced under this Article V, such Person shall have the right to maintain an action in any court of competent jurisdiction against the Company to determine whether or not such Person is entitled to such indemnification or advancement of expenses hereunder. If such court action is successful and the Person is determined to be entitled to such indemnification or advancement of expenses, such Person shall be reimbursed by the Company for all fees and expenses (including attorneys' fees) actually and reasonably incurred in connection with any such action (including, without limitation, the investigation, defense, settlement or appeal of such action).

     5.13 Advancement of Expenses. Expenses (including attorneys' fees) reasonably incurred in defending an action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate, shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Person subject thereto to repay such amount if it shall ultimately be determined that such Person is not entitled to indemnification by the Company. In no event shall any advance be made in instances where the Voting Members or legal counsel for the Company reasonably determines that such Person would not be entitled to indemnification hereunder.

     5.14 Non-Exclusivity. The indemnification and advancement of expenses provided by this Article V shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, or any agreement, vote of Voting Members, policy of insurance or otherwise, both as to action in their official capacity and as to action in another capacity while holding their respective offices, and shall not limit in any way any right that the Company may have to make additional indemnifications with respect to the same or different Persons or classes of Persons. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall continue as to a Person who has ceased to be an officer of the Company, a Representative or a Person eligible for designation as a Representative and as to a Person who has ceased serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and shall inure to the benefit of the heirs, executors and administrators of such Person.

     5.15 Insurance. The Voting Member Majority may cause the Company to purchase and maintain insurance on behalf of any Person who is or was an officer, agent or employee of the Company or a Representative or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as such, whether or not the Company would have the power, or the obligation, to indemnify such Person against such liability under the provisions of this Article V.

     5.16 Amendment and Vesting of Rights. The rights granted or created hereby shall be vested in each Person entitled to indemnification hereunder as a bargained-for, contractual condition of such Person's serving or having served as an officer of the Company or a Representative or serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and, while this Article V may be amended or repealed, no such amendment or repeal shall release, terminate or adversely affect the rights of such Person under this Article V with respect to any (a) act taken or the failure to take any act by such Person prior to such amendment or repeal, or (b) any action, suit or proceeding concerning such act or failure to act filed after such amendment or repeal.

     5.17 Severability. If any provision of this Article V or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this
Article V and the application of such provision to other Persons or circumstances shall not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable shall modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if any officer of the Company, any Representative or any Person who is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise is entitled under any provision of this Article V to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys' fees, ERISA excise taxes or penalties, fines or other expenses actually and reasonably incurred by any such Person in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify such Person for the portion thereof to which such Person is entitled.

     5.18 Contracts with Members or their Affiliates. All contracts or transactions between the Company and one of its Members or officers or between the Company and another limited liability company, corporation, partnership, association or other organization in which a Member has a financial interest or with which such Member is affiliated are permissible if such contract or transaction, and such Member's or officer's interest therein, are fully disclosed to the Voting Members and approved by the Voting Member Majority.

     5.19 Other Business Ventures. Any Member may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not similar or identical to the business of the Company, and neither the Company nor any other Member shall have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom. The Members and Representatives shall not be required to devote all of their time or business efforts to the affairs of the Company, but shall devote so much of their time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company. The foregoing shall not supersede any employment, confidentiality, noncompete or other specific agreement that may exist between the Company (or an Affiliate of the Company) and any Member (or an Affiliate of any Member).

                                   ARTICLE VI

                          ACCOUNTING AND BANK ACCOUNTS

     6.1 Fiscal Year. The fiscal year and taxable year of the Company shall end on such date as is adopted by the Voting Member Majority.

     6.2 Books and Records. At all times during the existence of the Company, the Company shall cause to be maintained full and accurate books of account, which shall reflect all Company transactions and be appropriate and adequate for the Company's business. The books and records of the Company shall be maintained at the principal office of the Company. Each Member or its representatives shall have the right during ordinary business hours and upon reasonable notice to inspect and copy (at such Member's own expense) all books and records of the Company. The Voting Member Majority may cause the Company to retain a firm of certified public accountants of recognized standing to audit the financial statements of the Company.

     6.3 Tax Information. As soon as practicable after the end of each fiscal year, there shall be prepared and delivered to each Member all information with respect to the Company necessary for the preparation of the Members' federal and state income tax returns.

     6.4 Tax Returns and Elections; Tax Matters Partner. The Company shall cause to be prepared and timely filed all federal, state and local income tax returns and other returns or statements required of the Company by applicable law. The Company shall claim all deductions and make such elections for federal or state income tax purposes that the Members reasonably believe will produce the most favorable tax results for the Members. Holdings is hereby designated as the Company's "Tax Matters Partner," as defined in the Code, and in such capacity is hereby authorized and empowered to act for and represent the Company and each of the Members before the Internal Revenue Service in any audit or examination of any Company tax return and before any court selected by the Members for judicial review of any adjustment assessed by the Internal Revenue Service. Holdings does hereby accept such designation. Holdings shall provide the other Members with written notice of any federal income tax audit and shall keep the other Members informed of all material developments involved in such proceedings. The Members specifically acknowledge, without limiting the general applicability of this Section 6.4, that Holdings shall not be liable, responsible or accountable in damages or otherwise to the Company or any Member with respect to any action taken by it in its capacity as the Tax Matters Partner, provided that Holdings acted in a manner it believed to be in the best interests of the Company and its Members. All reasonable out-of-pocket expenses incurred by Holdings in its capacity as the Tax Matters Partner shall be considered expenses of the Company for which Holdings shall be entitled to full reimbursement. Nothing in this Section 6.4 shall limit the ability of the Members to take any action in their individual capacity relating to tax audit matters that is left to the determination of an individual partner under Code Section 6222 through Code Section 6232.

     6.5 Section 754 Election. In the event a distribution of Company assets occurs that satisfies the provisions of Section 734 of the Code, upon the determination of the Voting Member Majority, the Company shall elect, pursuant to Section 754 of the Code, to adjust the basis of the Property to the extent allowed by Section 734 and shall cause such adjustments to be made and maintained. Any additional accounting expenses incurred by the Company in connection with making or maintaining any such basis adjustment shall be reimbursed to the Company from time to time by the distributee who benefits from the making and maintenance of such basis adjustment.

     6.6 Bank Accounts. All funds of the Company shall be deposited in a separate bank, money market or similar account(s) approved by the Voting Member Majority and in the Company's name. Withdrawals therefrom shall be made only by such persons as are authorized by the Voting Member Majority.

                                  ARTICLE VII

                             TRANSFERS OF INTERESTS

     7.1 General Transfer Restrictions. No Member may Transfer all or any part of such Member's Interest, except (i) pursuant to the provisions of Section 7.2,
(ii) pursuant to an Exempt Transfer or (iii) with the written consent of all the Voting Members; provided, however, that, notwithstanding, the described clauses
(i), (ii) and (iii) above, no Transfer shall be permitted if it would result in the "termination" of the Company pursuant to (S)708 of the Code. Any purported Transfer of an Interest in violation of the terms of this Agreement shall be null and void and of no effect. Any permitted Transfer shall be effected by a written instrument and shall be effective as of the date specified in such instrument. Any person receiving an Interest from a Member in a permitted Transfer shall not become a Substitute Member except in accordance with Section
7.7. Any assignee of an Interest as allowed by this Section 7.1 who does not become a Substitute

Member as provided in Section 7.7 (a "Transferee") shall not be a Member and shall not have any right to vote as a Member or to participate in the management of the business and affairs of the Company, such right to vote such Interest and to participate in the management of the business and affairs of the Company continuing with the Transferor. The Transferee shall, however, be entitled to distributions and allocations of the Company, as provided in Article IV of this Agreement, attributable to the Interest that is the subject of the Transfer to such Transferee. Any Transferee desiring to make a further Transfer shall become subject to all of the provisions of this Article VII to the same extent and in the same manner as any Member desiring to make any Transfer.

     7.2 First Offer Right.

     (a) If any Member (the "Transferor") wishes to make a Non-Exempt Transfer of Interests, then, at least 25 Business Days before making any such Non-Exempt Transfer (the "First Offer Election Period"), the Transferor will deliver a written notice (the "First Offer Notice") to the Company and to all Voting Members (the "Offerees").

     (b) The First Offer Notice will specify the proposed percentage and type of Interests to be the subject of such Transfer (the "Offered Interests") and disclose in reasonable detail the proposed terms and conditions of the Transfer. The purchase price for any such Transfer shall be payable at the closing of the transaction in cash or, at the option of the Offerees, with a promissory note payable in regular installments over a period of no more than five years bearing interest at a rate equal to the Company's cost of funds.

     (c) The Offerees may, in the aggregate, give notice to elect to purchase all (but not less than all) of the Offered Interests, at the price and on the terms specified in the First Offer Notice by delivering written notice of such election (the "First Offer Election Notice") to the Transferor within 15 Business Days after delivery of the First Offer Notice. If more than one Offeree (other than the Company) gives notice of election to purchase the Offered Interests, they shall be entitled to purchase such Offered Interests in proportion to their existing Percentage Interests, as adjusted, of the Company, unless they agree otherwise. If the Offerees (other than the Company) do not elect to purchase all of the Offered Interests, the Company may give notice to elect to purchase all (but not less than all) of the Offered Interests by delivering written notice to the Transferor within 7 Business Days after the expiration of the period referred to in the first sentence of this clause (c).

     (d) If any Offerees have elected to purchase any Offered Interests, the transfer of such shares will be consummated as soon as practical (but in any event within 10 Business Days) after the expiration of the First Offer Election Period. If the Offerees have not elected to purchase all of the Offered Interests, the Transferor may, within 90 days after the expiration of the First Offer Election Period, transfer all (but not less than all) of such Offered Interests to one or more Third Parties at a price and on terms no more favorable to the Third Parties than offered to the Offerees in the First Offer Notice; provided, however, that prior to such Transfer, such Third Parties shall have agreed in writing to be bound by the provisions of this Agreement and shall have delivered to the

Company an executed counterpart of this Agreement. Any Offered Interests not transferred within such 90-day period will be subject to the provisions of this
Section 7.2 upon any subsequent transfer.

     (e) Notwithstanding the foregoing, unless the Transferor shall have consented to the purchase of less than all of the Offered Interests, no Offeree may purchase any Offered Interests unless all of the Offered Interests are to be purchased by the Offerees.

     (f) Any and all rights associated with any Interest shall be retained by each Offered Interest sold or otherwise transferred pursuant to this Section 7.2.

     7.3 Exempt Transfers. The restrictions contained in this Article VII will not apply with respect to:

          (a) any Transfer to the spouse of a Member;

          (b) any Transfer to a lineal descendant, natural or adopted, of a Member or to the spouse of any such lineal descendant;

          (c) any Transfer to the trustee of a trust for the substantial benefit of a Member and/or one or more persons described in (i) or (ii) above;

          (d) any Transfer to John Sherman or any entity of which the vote is controlled by John Sherman; or

          (e) any Transfer to the Company;

provided, however, that the restrictions contained in this Article VII and, in the case of an Interest held at any time by an Employee Member, Sections 7.10 through 7.14 hereof will continue to be applicable to the Interests after any such Transfer, other than a Transfer to the Company (but with the buy-back provisions of Section 7.13 being based upon the employment status of the original Employee Member), and before any such Transfer is effected the transferees of such Interests, other than the Company, shall agree in writing to be bound by all the provisions of this Agreement and shall execute and deliver to the Company a counterpart of this Agreement.

     7.4 Third Party Offer to Purchase. If a third party (a "Proposed Purchaser") makes an offer (the "Third Party Offer") to purchase the Interest of a Member or Members, and such purchase would enable the Proposed Purchaser to acquire one or more Members' Interests, which Members' Interests include in the aggregate more than 50% in Percentage Interest, then within ten Business Days after the issuance of the Third Party Offer to a Member or Members, the Proposed Purchaser shall issue to the other Members an offer (the "Tag-Along Offer") whereby such Members, individually, may elect, within 30 days after receipt of the Tag-Along Offer, one of the following alternatives:

          (a) To sell any or all of its Interest to the Proposed Purchaser under the same terms and conditions as the Third Party Offer; or

          (b) To take no action and continue to hold its Interest in the Company.

     7.5 Third Party Offer to Acquire the Entire Company. If a third party makes an offer (the "Purchase Offer") to purchase all of the Interests in the Company for an identical price per Percentage Interest, and the holders of more than 50% in Percentage Interest desire to accept the Purchase Offer, then the other Members hereby agree to participate in such sale on the same terms and conditions as the Purchase Offer.

     7.6 [Not Used].

     7.7 Substitute Members. No assignee of all or part of a Member's Interest shall become a Member in place of the Member assigning the Interest (a "Substitute Member") unless and until:

          (a) The transferring Member has stated such intention in the instrument of assignment;

          (b) The Transferee has executed an instrument accepting and adopting the terms and provisions of this Agreement;

          (c) The Transferee delivers an opinion of Counsel acceptable to the Company that the Transfer will not result in a termination of the Company pursuant to Section 708 of the Code and such Transfer is exempt from registration under all applicable securities laws;

          (d) The transferring Member or Transferee has paid all reasonable expenses of the Company in connection with the admission of the Transferee as a Substitute Member; and

          (e) All non-transferring Voting Members in their sole and absolute discretion have consented in writing to such Transferee becoming a Substitute Member.

Upon satisfaction of all of the foregoing conditions with respect to a particular Transferee, the Voting Members shall cause this Agreement to be duly amended to reflect the admission of the Transferee as a Substitute Member.

     7.8 Effect of Admission as a Substitute Member. Unless and until admitted as a Substitute Member pursuant to Section 7.7 hereof, a Transferee shall not be entitled to exercise any rights of a Member in the Company, including the right to vote, grant approvals or give consents with respect to such Interest, the right to require any information or accounting with respect to the Company's business or the right to inspect the Company's books and records, but such Transferee shall only be entitled to receive, to the extent of the Interest transferred to it, the Distributions to which the transferring Member would be entitled. A Transferee that has become a Substitute Member has, to the extent of the Interest transferred to it, all the rights and powers of the Person for whom it is substituted and is subject to the restrictions and liabilities of a Member under this Agreement and the Act. Upon admission of a Transferee as a Substitute Member, the transferring Member shall cease to be a Member of the Company to the extent of such Interest.

A Person shall not cease to be a Member upon assignment of all of such Member's Interest unless and until the Transferee becomes a Substitute Member.

     7.9 Additional Members. Additional Members (whether Voting Members or Non-Voting Members) may be admitted to the Company and additional Interests may be issued only by the consent of a Voting Member Majority, and the Percentage Interests shall be adjusted as approved by such Voting Member Majority.

     7.10 Applicability. The provisions of Sections 7.10, 7.11, 7.12, 7.13 and
7.14 hereof shall apply only to the Interests held by Employee Members.

     7.11 Termination of Employment. Upon the termination of an Employee Member's employment with Inergy Partners, for any reason or no reason, the Employee Member shall sell and the Company shall buy such Employee Member's Interest or Interests in the Company, at a purchase price determined by a predetermined valuation formula, as set forth in Section 7.12 below, and subject to the terms and conditions set forth in Sections 7.13 and 7.14 below.

     7.12 Valuation of Interests. The Interests held by the Employee Members shall be valued by the Company as of September 30th of each year using the valuation formula set forth in Schedule B attached hereto. The valuation determined each year by the valuation formula set forth in Schedule B is hereinafter referred to as the "EBITDA Valuation." The EBITDA Valuation determined as of September 30th of each year shall be used for the ensuing twelve-month period to determine the price at which an Employee Member's Interest is repurchased by the Company pursuant to Section 7.11 hereof.

     7.13 Buy-Back Provisions. Upon the termination of an Employee Member's employment with Inergy Partners, for any reason or no reason, the Employee Member shall sell and the Company shall buy such Employee Member's Interest in the Company subject to the following terms and conditions:

     If an Employee Member leaves the employment of Inergy Partners by reason of resigning, being terminated with or without cause or due to such Employee Member's normal retirement, death or disability at any time, then the Employee Member shall sell and the Company shall buy such Employee Member's Interest in the Company at a purchase price equal to the EBITDA Valuation on the date such Employee Member's employment with Inergy Partners terminate.

     7.14 Payment upon Buy-Back. Upon the termination of an Employee Member's employment with Inergy Partners such that the Company will buy such Employee Member's Interest pursuant to the buy-back provisions set forth in Section 7.13 above, the Company shall pay the purchase price for the Interest as determined pursuant to Section 7.13 above, in cash, or at the Company's option, pay all or any part of the purchase price in equal quarterly installment payments over a period of 5 years, bearing interest at the applicable federal rate under Section 1274 of the Internal Revenue Code of 1986, as amended.

     7.15 Resignation. No Member may resign or withdraw from the Company. Except as provided in Section 8.1(c) of this Agreement, upon the occurrence of any event that terminates the continued membership of a Member in the Company, the Company shall not be dissolved.

     7.16 Miscellaneous Provisions Regarding Article VII.

     (a) Without limiting any of the foregoing, the Members shall not, and shall cause each of their respective affiliates not to, (i) take any action the effect of which would prevent or frustrate the carrying out of the procedures contemplated by this Article VII or (ii) at any time (whether before or after any termination of this Agreement) make any assertion, claim or defense that this Article VII or any of the provisions hereof violate or are inconsistent with the terms of this Agreement or any laws or public policies.

     (b) At the closing of any purchase and sale of a Interest under this
Article VII, the purchaser and the selling Member shall deliver such certificates and such assignment documents in customary form as may be reasonably requested in order to consummate the transaction, and, unless otherwise specified herein, the purchaser shall deliver the purchase price in immediately available funds to such bank account as shall have been specified by the selling Member at least three Business Days prior to the closing (or, if no such notice has been given, by delivery of a certified or bank check). At such closing, the selling Member shall sell and transfer its Interest to the purchaser free and clear of Liens other than Liens arising out of Company financing and shall so warrant to the purchaser. The selling Member shall also represent and warrant to the purchaser that the selling Member has good and marketable title to the Interest being sold and transferred. In addition, each of the selling Member and the purchaser shall make customary representations and warranties to the other including representations and warranties with respect to organization, valid existence, authorization, and non-contravention. With respect to obligations arising out of Company financing, the purchaser shall, in addition to paying the purchase price, either (i) satisfy or otherwise obtain release from all liability on the part of the selling Member and its Affiliates with respect to all obligations of the Company, including debt and lease obligations, which such selling Member and/or its Affiliates shall have guaranteed, or (ii) indemnify and hold harmless the selling Member and its Affiliates against such liability and secure such indemnification with a letter of credit or payment bond reasonably satisfactory to such selling Member. As used herein, "Lien" shall mean, as to any Interest, liens, encumbrances, security interests and other rights, interest or claims of others therein (including, without limitation, warrants, options, rights of first refusal, rights of first offer, co-sale and similar rights).

     (c) If, with respect to any purchase and sale of a Interest under this
Article VII, the selling Member is not present at the time and place designated for a closing, or, if present, fails to produce the certificates or assignment documents reasonably requested to consummate the transaction or fails to satisfy any other obligation to be satisfied at the closing, as aforesaid, for any reason whatsoever or no reason, then the purchase price and any other document or instrument required by the Company at the closing ("Closing Documentation") shall be deposited with the President of the Company. The foregoing shall constitute valid payment even though the selling Member shall voluntarily encumber and dispose of said Interests contrary to the provisions hereof and irrespective of the fact that any pledgee, transferee or other person may thereby have acquired said Interests or the fact that certificates or assignment documents for any of said Interests may have been delivered to any pledgee, transferee or other person.

     If the Closing Documentation is deposited with the President of the Company as provided herein, then from and after the date of such deposit and even if the certificates evidencing said Interests or the assignment documents have not been delivered to the Company, the purchase of said Interests shall be deemed to have been fully effected and all title and interest in and to the Interests so purchased shall be deemed to have been vested in the Company, and all rights of the selling Member or of any transferee, assignee or any other person having an interest therein, as a Member of the Company or otherwise, shall terminate except for the right to receive the Closing Documentation, but without interest; and the President of the Company, as attorney-in-fact for and in the name of the selling Member, shall cause the Interests so purchased to be transferred on the books and records of the Company to the Company, and shall issue a new certificate or certificates therefor to the purchaser(s) thereof. The selling Member does hereby irrevocably appoint and designate the President of the Company and his successors in office as his attorney-in-fact, for and on his behalf, to receive, receipt for, hold and collect the said Closing Documentation, to effect the transfer of said Interests on the books and records of the Company, and to issue said certificate or certificates in the manner above provided. The selling Member shall be entitled to receive the Closing Documentation upon delivery to the Company of the certificates evidencing the Interests so purchased, and assignment documents duly indorsed for transfer, as aforesaid, together with any document or instrument required of such Member.

                                  ARTICLE VIII

                           DISSOLUTION AND TERMINATION

     8.1 Events Causing Dissolution. The Company shall be dissolved only upon the first to occur of the following events:

          (a) December 31, 2026.

          (b) The election to dissolve being made by a Voting Member Majority.

          (c) At any time there are no Members, provided that the Company shall not be dissolved if within 90 days after the occurrence of the event that terminated the continued membership of the last remaining Member, the personal representative of the last remaining Member agrees in writing to continue the Company and to the admission of the personal representative of such Member or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member.

          (d) Upon the entry of a decree of dissolution with respect to the Company under Section 18-802 of the Act.

          (e) When the Company is not the surviving entity in a merger or consolidation under the Act.

     8.2 Effect of Dissolution. Except with respect to an event referred to in
Section 8.1(e) of this Agreement, and except as otherwise provided in this Agreement, upon the dissolution of the Company, the Voting Members or surviving Voting Member, as the case may be, shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Voting Members or surviving Voting Member shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining Fair Value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 8.3 hereof, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

     8.3 Application of Proceeds. Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the order of priority set forth in Section 4.4 hereof.

     8.4 Continuing Obligations. In the event any Member is required to assume or pay any debt, expense, obligation or liability of the Company following dissolution or termination, first, the Members shall pay and indemnify such Member for their respective Percentage Interest of such debt, expense, obligation or liability required to be paid by such Member to the extent of assets distributed to such Members.

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.1 Title to Assets. Title to the Property and all other assets acquired by the Company shall be held in the name of the Company. No Member shall individually have any ownership interest or rights in the Property or any other assets of the Company, except indirectly by virtue of such Member's ownership of an Interest. No Member shall have any right to seek or obtain a partition of the Property or other assets of the Company, nor shall a Member have the right to any specific assets of the Company upon the liquidation of or any distribution from the Company.

     9.2 Nature of Interest in the Company. An Interest shall be personal property for all purposes.

     9.3 Notices. Any notice, demand, request or other communication required or permitted to be given pursuant to this Agreement or the Act to the Company, a Member, or any other Person (a "Notice") shall be sufficient if in writing and if hand-delivered, mailed or sent by commercial overnight delivery service, to the Company at its principal office or to a Member at the address of the Member as it appears on the records of the Company or if sent by facsimile transmission to the telephone number, if any, of the recipient's facsimile machine as such telephone number appears on the records of the Company. All Notices that are mailed shall be deemed to be given when deposited in the United States mail, postage prepaid. All Notices that are hand-delivered shall be deemed to be given upon delivery. All notices that are given by commercial overnight delivery shall be deemed to be given upon delivery by the delivery service. All Notices that are given by facsimile transmission shall be deemed to be given upon receipt.

     9.4 Waiver of Default. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by the other Members hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by such Member of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of the other Members or to declare such other Member in default shall not be deemed to constitute a waiver by the Company or the Members of any rights hereunder.

     9.5 No Third Party Rights. None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including, but not limited to, creditors of the Company; provided, however, the Company may enforce any right granted to the Company under the Act, the Certificate or this Agreement.

     9.6 Entire Agreement. This Agreement, together with the Certificate, constitutes the entire agreement between the Members, in such capacity, relative to the formation, operation and continuation of the Company.

     9.7 Amendments to this Agreement.

     (a) Except as otherwise provided herein, this Agreement shall not be modified or amended in any manner other than by the written agreement of the Voting Member Majority at the time of such modification or amendment; provided, however, any amendment affecting the allocation of Income and Loss to a Member shall be approved by that Member.

     (b) This Agreement may be amended by the Voting Member Majority, without any execution of such amendment by all Members, in order to reflect the occurrence of any of the following events provided that all of the conditions, if any, contained in the relevant sections of this Agreement with respect to such event have been satisfied:

          (i) an adjustment of the Percentage Interests upon a Member's failure to make a capital contribution as required hereunder; and

          (ii) the modification of this Agreement to comply with the relevant tax laws pursuant to Sections 3.6 or 4.7(j) hereof.

     9.8 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

     9.9 Binding Agreement. Subject to the restrictions on the disposition of Interests herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

     9.10 Headings. The headings of Sections of this Agreement are for convenience of reference only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

     9.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement.

     9.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

     9.13 Remedies. In the event of a default by a Member in the performance of any obligation undertaken in this Agreement, in addition to any other remedy available to the non-defaulting Members, the defaulting Member shall pay to the non-defaulting Members all costs, damages, and expenses, including reasonable attorneys' fees, incurred by the non-defaulting Member as a result of such default. In the event that any dispute arises with respect to the enforcement, interpretation, or application of this Agreement and court proceedings are instituted to resolve such dispute, the prevailing party in such court proceedings shall be entitled to recover from the non-prevailing party all costs and expenses, including, but not limited to, reasonable attorneys' fees, incurred by the prevailing party in such court proceedings.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              INERGY HOLDINGS, LLC*

                              By /s/ John J. Sherman
                                ----------------------------
                                Name: John J. Sherman
                                Title: President

* Inergy Holdings, LLC is signing on behalf of itself as a Member of Inergy Partners and, pursuant to agreement (as evidenced by a signed letter agreement from each of such persons), on behalf of the following Members:

     Alton Parker Carter                 Gregory L. Chappell
     Randy Claiborne                     Richard A. Garner
     Elaine H. Johnson                   Cynthia B. Kibler
     H. Faye Owen                        Elaine H. Trujillo
     James Warren Rogers                 Zero Butane Gas, Inc.
     Donald Ray Kerr                     John W. Thompson
     Judy G. Carpenter                   Michael L. Hendren
     Peter H. Wilson                     George Upchurch, Sr.
     Shirley Upchurch                    George Upchurch, Jr.
     Inergy Holdings, LLC

                                    EXHIBIT A

                MEMBER CAPITAL ACCOUNTS AND PERCENTAGE INTERESTS

Employee Members              Capital Accounts                Percentage
----------------              ----------------                ----------
Alton Parker Carter                 16,190                      0.0365%
Gregory L. Chappell                 16,190                      0.0365%
Randy Claiborne                      8,093                      0.0182%
Richard A. Garner                    8,093                      0.0182%
Elaine H. Johnson                    9,744                      0.0220%
Cynthia B. Kibler                   32,337                      0.0729%
H. Faye Owen                         8,093                      0.0182%
Elaine H. Trujillo                  32,337                      0.0729%
James Warren Rogers              1,117,095                      2.5177%


Bradley Members               Capital Accounts                Percentage
---------------               ----------------                ----------
Zero Butane Gas, Inc.            2,346,546                      5.2887%
Donald Ray Kerr                    177,107                      0.3992%
John W. Thompson                    49,288                      0.1111%
Judy G. Carpenter                   12,381                      0.0279%

Other Members                 Capital Accounts                Percentage
-------------                 ----------------                ----------
Michael L. Hendren               1,564,520                      3.5262%
Peter H. Wilson                    745,784                      1.6809%
George Upchurch, Sr.               204,000                      0.4598%
Shirley Upchurch                    96,000                      0.2164%
George Upchurch, Jr.               100,000                      0.2254%
Inergy Holdings, LLC            37,825,231                     85.2514%

                                   SCHEDULE A

                                   [Not Used]

                                   SCHEDULE B

                              INERGY PARTNERS, LLC
                                VALUATION FORMULA

     The following formula sets forth the method that will be used to value the Company at September 30th of each year. The value determined by the valuation formula set forth below will then be used as a basis for determining the price at which an Employee Member's Interest in the Company will be repurchased by the Company upon the termination of such an Employee Member's employment with Inergy Propane. The following formula will be determined from the consolidated financial statements of the Company.

                 EBITDA for the fiscal year ended September 30th

                                  PLUS OR MINUS

                          the Weather Adjustment Factor

                                     EQUALS

                                 Adjusted EBITDA

                                   MULTIPLY BY

                             the Valuation Multiple

                                     EQUALS

                   the value of the Company before adjustments

                                      PLUS

                       Fixed Asset Purchases after April 1

                                  PLUS OR MINUS

                               Net Working Capital

                                      MINUS

                                 Long-Term Debt

                                     EQUALS

                              the EBITDA Valuation

     The EBITDA Valuation determined pursuant to the valuation formula set forth above will be calculated with reference to the following assumptions and definitions:

1. "EBITDA" means earnings before interest, taxes, depreciation and amortization.

2. The "Weather Adjustment Factor" will be determined pursuant to the following formula:

         Actual Degree Days for period from April through March
         Less:     Normal Degree Days of 3,750
         Equals:   Degree Day deviation from normal
         Times:    Actual propane and distillate gallons per Degree Day for
                     period from October through March
         Equals:   Estimated impact on gallons sold
         Times:    90% of actual propane and distillate unit gross profit for period from October through March
         Equals:   Weather Adjustment Factor

         "Degree Days" represent the difference between sixty-five degrees Fahrenheit and the mean temperature on a given day, provided that the mean temperature on such day is less than sixty-five degrees Fahrenheit.

3. The "Valuation Multiple" will be equal to 6; provided, however, the Company and each Employee Members shall have the option of engaging, at their own expense, a third party mutually agreeable to the Company and such Employee Member to determine the Valuation Multiple to be used to determine the EBITDA Valuation for any year. Such third party shall determine the Valuation Multiple by valuing the Company as a going concern facing a change of control transaction. No minority discount shall be applied by such third party in determining the Valuation Multiple.

4. The EBITDA in a given year will receive minimal benefit for Fixed Assets acquired after the middle of the year. Therefore, only the amount of Fixed Assets purchased after April 1 of a given year will be added into the valuation formula.

5. The current portion of long-term debt is included in Long-Term Debt rather than Net Working Capital.